EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our Independent Auditors’ Report dated June 2, 2009 regarding the balance sheets of Gateway Pacific Bancorp (In Organization) as of December 31, 2008 and 2007, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the two years ended December 31, 2008, in the 2008 Form 10-K.

/s/ Vavrinek, Trine, Day & Co., LLP
Laguna Hills, California

July 7, 2009